	Contact:	Patrick Johnson, President & CEO (714) 241-4411

Matthew Hayden, Investor Relations
For Immediate Release		Hayden Communications, Inc.
(858) 704-5065

PRO-DEX, INC. PROVIDES PRELIMINARY FISCAL 2005 YEAR END UPDATE

Solid Bookings Continue Momentum; Company Expects to Meet Earnings Target of $0.18 Per Share

SANTA ANA, CA, July 7, 2005 - PRO-DEX, INC. (NASDAQ: PDEX) a developer and manufacturer of embedded motion control and miniature rotary drive systems, serving the medical, dental, factory automation, and scientific research markets, today announced that based on preliminary results for the year ended June 30, 2005, the Company expects to report quarterly sales of $4.4 million, an increase of 34.8 percent compared to the prior quarter and an increase of 19 percent compared to the $3.7 million reported during the fourth quarter of last fiscal year   Earnings for the fourth quarter are expected to be $0.07 to $0.08 per share compared to $0.05 per share for the year ago period. For the fiscal year, the Company is expected to report revenues of $13.9 million, slightly lower than the $14.5 million the Company projected during the last earnings release.

Patrick Johnson, President and CEO of Pro-Dex, commented, "While we are pleased with our margin enhancement and believe this improved profitability is evidence of the Company's operating leverage, the quarter was impacted by a significant ramp-up in manufacturing, customer-driven delays of certain orders,  and a short-term operating malfunction at one of our most specialized machining centers. Nevertheless, we shipped $2.3 million in aggregate during the month of June and a result of this increased momentum, we expect to meet the low end of our full-year earnings per share guidance of $0.18."

The Company expects to report gross margins for the year-end of approximately 52 to 53 percent, a substantial improvement from the 47.9 percent reported at the end of fiscal year 2004.   The Company also completed the quarter with $7.9 million in backlog compared to $5.1 million at the end of last fiscal year, an increase of 55 percent. Of this total backlog, $3.8 million is booked to ship in the first quarter. Pro-Dex ended the quarter with nine active product development projects, five of which are customer funded, representing an estimated $6.5 million in first year revenue, compared to eight projects and $4.0 million last year.  Further strengthening its balance sheet, the Company expects to end the year with $2.6 million in cash and remains debt free with $2.0 million available on its existing credit line.

 Addressing the prospects for the new fiscal year, Mr. Johnson continued, "Our strong June performance and solid backlog position provides optimism that the first quarter will closely resemble the fourth quarter, and with a record number of  products in our development portfolio, we believe all indicators point toward further revenue growth and operating improvements during fiscal 2006.  We look forward to discussing the year's accomplishments in more detail during our conference call in early September, when we will provide sales and earnings guidance for fiscal year 2006."

Pro-Dex Inc., with operations in Santa Ana, California and Beaverton, Oregon, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate embedded motion control and miniature rotary drive systems, serving the medical, dental, factory automation, and scientific research markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world.

For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.